EXHIBIT 23.1

Stan J.H. Lee, CPA 2160 North Central Rd Suite 209* Fort Lee * NJ 07024 P.O. Box 436402* San Diego* CA 92143-9402 619-623-7799 * Fax 619-564-3408 * stan2u@gmail.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Whom It May Concerns:

The firm of Stan J.H. Lee, Certified Public Accountants,  consents to the inclusion of our report of May 27 , 2011, on the audited financial statements of  West-Core Drilling Inc.  as of December 31, 2010  and 2009 and for the fiscal years ended December 31, 2010 and 2009  in any filing that is necessary now or in the near future with the U.S. Securities and Exchange Commission. The firm also consents to being deemed as expert in connection with this filing.

Very truly yours,

 /s/ Stan J.H. Lee, CPA
______________________
Stan J.H. Lee, CPA
May 27, 2011